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                                                                       EXHIBIT 3

September 23, 1999

Mr. John Gibbons
The Sports Club Company, Inc.
11100 Santa Monica Boulevard
Los Angeles, CA  90025

Dear John:

        This letter agreement constitutes an amendment ("Amendment #1") to the Stock Purchase Agreement dated as of September 16, 1999, among Racquetball & Fitness Clubs, Inc., The Sports Club Company, Inc., The Spectrum Club Company, Inc., Canoga/Agoura Spectrum Club, Inc., Spectrum Club Anaheim, El Segundo-TDC, Ltd. and TVE, Inc. (the "Purchase Agreement").

        1) Section 7.6 of the Purchase Agreement is hereby amended to read in its entirety as follows:

        "Financing and Audit. (a) Buyer shall have obtained financing on terms and conditions satisfactory to Buyer, in its sole discretion, sufficient to enable it to consummate the transactions contemplated hereby and to provide working capital for its operations after the Closing; provided that this condition will expire on the Third Business Day After Financials (as defined in Section 7.6(b) below)."

        (b) Buyer shall have received the Audited Financials at least three business days prior to the Closing Date and shall not have exercised its right to terminate this Agreement pursuant to Section 2.4(b), provided that this condition will expire at the close of business on the third business day following delivering to Buyer of the Audited Financials (the "Third Business Day After Financials")."

        2) The definition of "Closing Date" in Section 1.1 of Purchase Agreement is hereby amended to read in its entirety as follows:

        "Closing Date" shall mean the later of (i) September 30, 1999, or (ii) subject to Section 11.1, the second business day after satisfaction of all conditions to Closing, or (iii) fifteen (15) days after Brentwood Associates Private Equity III, LP makes its capital call to its limited partners (which will be made upon Sellers' mailing all the requests for landlord consent and/or non-disturbance agreement, including those required by Buyer's lenders), but in no case later than October 31, 1999 or such later date as the parties may agree upon."

        3) Section 11.1(iv) of the Purchase Agreement is hereby amended to read in its entirety as follows:

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        "(iv) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 1999 or such later date as the parties may agree upon;"

        As so amended, the Purchase Agreement remains in full force and effect.

Please sign below to indicate agreement by The Sports Club Company, Inc. and its subsidiaries party to the Purchase Agreement, whereupon this Amendment #1 will become effective. This Amendment #1 may be executed in counterparts, all of which taken together will constitute one and the same instrument.


RACQUETBALL & FITNESS, INC.


RACQUETBALL & FITNESS, INC.


By /s/ Louis Bissette
   -----------------------------------
   Louis Bissette



THE SPORTS CLUB COMPANY, INC.
THE SPECTRUM CLUB COMPANY, INC.
CANOGA/AGOURA SPECTRUM CLUB, INC.
SPECTRUM CLUB ANAHEIM
EL SEGUNDO-TDC, LTD.
TVE, INC.


By /s/ John M. Gibbons
   -----------------------------------
   Name:   John M. Gibbons
           ---------------------------
   Title:  Chief Executive Officer
           ---------------------------